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                                                                   EXHIBIT 11.1


SABA PETROLEUM COMPANY

Computation of Earnings Per Common Share
For the Years Ended December 31, 1996 and 1995

                                                                   Year
                                                             Ended December 31

                                                            1996            1995
PRIMARY EARNINGS
     Net income before minority interest
       in earnings of consolidated
       subsidiary                                        4,006,117         602,164
     Minority interest in earnings of
       consolidated subsidiary                            (241,401)        (55,632)
                                                         ---------       ---------
     Net income available to Common                      3,764,716         546,532
                                                         =========       =========
PRIMARY SHARES
     Weighted average number of Common
        Shares outstanding                               8,744,805       8,327,494
     Additional shares assuming issuance of
       shares underlying options                           671,228         415,274
                                                         ---------       ---------
     Primary Shares                                      9,416,033       8,742,768
                                                         =========       =========

PRIMARY EARNINGS PER COMMON SHARE
     Net income available to Common                          $0.40           $0.06
                                                         =========       =========

FULLY DILUTED EARNINGS
     New income before minority interest
       in earnings of consolidated
       subsidiary                                        4,006,117         602,164

     Minority interest in earnings of
       consolidated subsidiary                            (241,401)        (55,632)

     Plus interest expense attributable
       to Debentures, net of related income
       taxes                                               645,585          12,722
                                                         ---------       ---------
     Net income available to Common                      4,410,301         559,254
                                                         =========       =========

FULLY DILUTED SHARES
     Weighted average number of Common
       Shares outstanding                                8,744,805       8,327,494
     Additional shares assuming issuance:
       Of shares underlying options                        671,228         415,274
       Of convertible common shares
         @ $4.375 per share underlying:
           $11,000,000 from 12/26/95                     2,514,285          41,331
           $1,650,000 from 2/7/96                          339,016               0
     Less shares actually issued
       upon conversions                                   (203,078)              0
                                                         ---------       ---------
     Fully Diluted Shares                               12,066,256       8,784,099
                                                         =========       =========
FULLY DILUTED EARNINGS PER COMMON SHARE
     Net income                                              $0.37           $0.06
                                                         =========       =========